Q&A:  United Agri Products
     October 30, 2003

     1.   Why is ConAgra Foods selling this business?

          Selling UAP fits with our strategy to focus on branded and value-added products. Other recent strategic actions toward this goal have included divesting our fresh beef and pork business (September 2002), divesting our canned seafood business (May 2003), divesting two cheese-processing operations (May 2003), and the pending divestiture of the chicken processing operations (expected to close soon).

     2. ConAgra Foods is retaining some of UAP's international business. How big are those operations and where are they concentrated?

          About $250 million of annualized sales concentrated in Argentina, Bolivia, Chile, France, Mexico, South Africa, and the United Kingdom.

     3.   When is the sale of UAP expected to close?

          The transaction is expected to close by December 31, 2003, subject to customary closing conditions.

     4.   Will this transaction result in a charge to earnings?

          ConAgra Foods will take an approximate $25 million charge or $0.04 per diluted share in the fiscal second quarter.

     5.   What will ConAgra Foods do with the cash proceeds?

          We'll use them for general corporate purposes including the pay-down of debt. Our priorities for cash are to invest for future growth either by acquisition or organically, as well as to pay dividends, buy back stock, and pay down debt.

     6.   What is the agreement regarding preferred securities?

          As part of the consideration, ConAgra Foods will receive $60 - 75 million of preferred stock. The preferred dividend, payable in kind, is as follows:

          8% rate years 1-5
          9% year 6
          10% thereafter
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     7.   How long do you expect to hold the preferred securities?

          Our preferred securities can be sold as and when Apollo Management sells its equity. In addition, we have other mandatory redemption rights including change of control.

     8.   Will ConAgra Foods retain any ownership in the divested business?

          Just in the form of the preferred securities.

     9.   What was the operating profit for the UAP segment in Fiscal 2003?

          $47.0 million

     10. What were the depreciation and capital expenditures for the UAP segment in Fiscal 2003?

          Depreciation $18.7 million
          Capital Expenditures $9.4 million

     11.  Does the company have plans to make other divestitures?

          Our objective is to concentrate our capital in branded and value-added food products to improve overall margin and return opportunities. Other recent strategic actions toward this goal have included divesting our fresh beef and pork business (September 2002), divesting our canned seafood business (May 2003), divesting two cheese-processing operations (May 2003), and the pending divestiture of the chicken processing operations (expected to close soon).

     12.  Will there continue to be an Agricultural Products segment?

          No. The results of operations of the retained businesses from UAP will be reflected as part of the Food Ingredients segment.